Exhibit 10.2

Auscrete Corporation	09-13-2009
PO Box 847
Rufus OR. 97050

Dear Sirs,

This letter should serve to confirm my wish to purchase up to thirty homes from Auscrete Corporation in the next 3 years. My land, sitting on an elevated portion of the City of Rufus, is well suited for expansion of the community being drawn to the area by the enormous wind farm activity, wineries and world class fishing. This area is perfect for retiring boomers, windsurfers, kiters and fishing enthusiasts, etc.

The affordability and attractiveness of the Auscrete product, as well as the proximity of the manufacturing facility, affords the company great competitive and design advantage in supplying me with these homes right in the middle of this burgeoning growth area.

Located 90 miles east of the city of Portland, Or. the city of Rufus, Or. is a very scenic drive along Hwy. 84 which parallels the Columbia River the entire way. It provides an easy getaway for weekenders. As more and more people leave the cities in search of simpler lives Rufus will be the perfect place to be.

I also foresee a considerable draw for our development stemming from the "bedroom community" aspect of the nearby city of The Dalles, where Google, among others, has chosen to locate their new facility.

As more and more businesses expand to the city of The Dalles, a mere 25 miles away on 1-84, the attractiveness of the small city of Rufus, with its vast natural surroundings, vistas, vineyards, outdoor activities and, now, fresh, new, eco-friendly communities comprised of attractive "green" homes from Auscrete will only become more appealing to families and commuters wishing to have the best of both worlds. Shopping and doing business in The Dalles while living in the cleaner, newer communities being developed in the City of Rufus will be a natural fit.

I look forward to working with Auscrete in the development of my project with Auscrete's homes providing the cornerstone to make it all possible.

Take care,
Michael Nilson